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                                                                    Exhibit 99.2
                                                                    ------------


FOR IMMEDIATE RELEASE
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Media contact:     Deborah Spak, (847) 948-2349

Investor contact:  Neville Jeharajah, (847) 948-2875


                      BAXTER TAPS CONVERTIBLE DEBT MARKET
                 TO COST-EFFECTIVELY REFINANCE SHORT-TERM DEBT

             Baxter to Sell $800 Million in Convertible Debentures

     DEERFIELD, Ill., May 16, 2001 - Baxter International Inc. (NYSE:BAX) announced today that it will offer approximately $800 million in convertible debentures under Rule 144A, with a 1.25 percent coupon. Net proceeds will be used to refinance the company's short-term debt.

     The approximately $800 million offering will comprise securities that are convertible into common shares of Baxter stock under specified conditions. The securities will mature in 20 years, and will not be callable prior to June 5, 2006, although the purchasers will be able to require Baxter to repurchase the debt on several occasions. The debentures will be convertible into shares of Baxter common stock at a conversion price of $130.37 (on a pre-split basis) per share if the closing price of Baxter's common stock on the New York Stock Exchange exceeds $143.41 (on a pre-split basis) for a specified period of time. Debenture holders may put the notes to Baxter at the end of the first year and in the fifth, tenth and fifteenth years.

     The conversion price represents a 38 percent premium over the May 15, 2001 closing price of $94.47 per share. The initial purchasers also will have a 13-day option to purchase up to an additional $200 million in notes to cover over-allotments.

     "We are leveraging the current economic and market conditions to balance our capital structure," said Brian P. Anderson, chief financial officer. "The terms for this convertible offering are extremely favorable, and this offers us the opportunity to cost-effectively pay down our short-term debt and fund our growth initiatives."

     Baxter currently has approximately $1.5 billion in short-term debt, at an effective interest rate of approximately 4 percent. The company plans to reinvest the interest savings in research and development and other growth initiatives.

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     "This is an excellent transaction that contributes to Baxter's overall financial flexibility," said Harry M. Jansen Kraemer, Jr., chairman and chief executive officer. "This will enable us to continue to increase our investments in growth initiatives while still meeting our commitments for 2001."

     Baxter's financial commitments for 2001 are to accelerate annual sales growth to the low double digits, achieve earnings growth in the mid-teens, and generate more than $500 million in operational cash flow.

     This press release does not constitute an offer to sell nor an offer to buy securities. The offering is being made only to qualified institutional buyers. The securities being offered and the shares of common stock issuable upon conversion of the convertible securities have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     Baxter International Inc. is a global medical products and services company that, through its subsidiaries, provides critical therapies for people with life-threatening conditions. Baxter's products and services in bioscience (biopharmaceuticals, vaccines, biosurgery products and transfusion therapies), medication delivery and renal therapy are used by health-care providers and their patients in more than 100 countries.

     This news release contains forward-looking statements that involve risks and uncertainties, including technological advances in the medical field, product demand and market acceptance, the effect of economic conditions, actions of regulatory bodies, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the company's filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.
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